CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Nile Capital Investment Trust and to the use of our report dated May 30, 2014 on the financial statements and financial highlights of Nile Pan Africa Fund and Nile Global Frontier Fund, each a series of shares of beneficial interest in the Nile Capital Investment Trust.  Such financial statements and financial highlights appear in the March 31, 2014 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

July 28, 2014